Putnam Floating Rate Income Fund, 2/29/16, annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  12,233
Class B	  630
Class C	  3,356
Class M   181

72DD2 (000s omitted)

Class R	  20
Class Y	  13,118

73A1

Class A	  0.347027
Class B	  0.330374
Class C	  0.285010
Class M	  0.342720

73A2

Class R	  0.326259
Class Y	  0.367891

73C

Class A   0.015573
Class B   0.014826
Class C   0.012790
Class M   0.015380
Class R   0.014641
Class Y   0.016509

74U1	(000s omitted)

Class A	  33,584
Class B	  1,844
Class C	  11,031
Class M	  499

74U2	(000s omitted)

Class R	  62
Class Y	  31,820

74V1

Class A	  8.11
Class B	  8.11
Class C	  8.11
Class M	  8.11

74V2

Class R	  8.11
Class Y	  8.12

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.